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                                                                   EXHIBIT 21.1

SUBSIDIARIES OF BELCO OIL & GAS CORP., a Nevada corporation dated February 28, 1998:

CODA ENERGY, INC., a Nevada corporation

DIAMOND ENERGY OPERATING COMPANY, an Oklahoma corporation

ELECTRA RESOURCES, INC., a Texas corporation

BELCO OPERATING CORP., a Delaware corporation

BELCO ENERGY L.P., a Delaware limited partnership

BELCO FINANCE CO., a Wyoming corporation

BOG WYOMING LLC, a Wyoming limited liability company

GIN LANE CO., a Delaware corporation

FORTUNE CORP., a Texas corporation